________________________________________________________________________________________________________________________
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CRAFT BREW ALLIANCE, INC.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1 Title of each class of securities to which transaction applies:
2 Aggregate number of securities to which transaction applies:
3 Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4 Proposed maximum aggregate value of transaction:
5 Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1 Amount Previously Paid:
2 Form, Schedule or Registration Statement No.:
3 Filing Party:
4 Date Filed:

CRAFT BREW ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held at 1:00 p.m. Pacific Daylight Time on Wednesday, May 17, 2017

TO THE HOLDERS OF COMMON STOCK
OF CRAFT BREW ALLIANCE, INC.:

The Annual Meeting of Shareholders of Craft Brew Alliance, Inc., a Washington corporation, will be held on Wednesday, May 17, 2017, at 1:00 p.m. Pacific Daylight Time, in the Portland, Oregon Widmer Brothers Banquet Room located at 947 N. Russell Street, Portland, Oregon 97227, for the following purposes as more fully described in the accompanying Proxy Statement:

1.	To elect eight directors to serve until the 2018 Annual Meeting of Shareholders and until their successors are elected and qualified;

2.	To ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2017;

3.	To conduct a non-binding advisory vote to approve named executive officer compensation; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

The Board of Directors of Craft Brew Alliance, Inc. has fixed the close of business on March 17, 2017 as the record date for the meeting. Only shareholders of record of our common stock on March 17, 2017 are entitled to notice of and to vote at the meeting. You are requested to fill in and sign the enclosed form of proxy, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by delivery of a later dated proxy. Shareholders of record who attend the annual meeting may vote in person, even if they have previously delivered a signed proxy.

By order of the Board of Directors,

/s/ David R. Lord
David R. Lord
Chairman of the Board

Portland, Oregon
April 13, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 17, 2017:
The Proxy Statement for the 2017 Annual Meeting of Shareholders and 2016 Annual Report to Shareholders are available at
http://phx.corporate-ir.net/phoenix.zhtml?c=95666&p=irol-proxy

 YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE-PREPAID ENVELOPE PROVIDED OR FOLLOW THE INSTRUCTIONS FOR ELECTRONIC VOTING ON THE CARD. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD.

CRAFT BREW ALLIANCE, INC.
929 N. Russell Street
Portland, Oregon 97227
PROXY STATEMENT
FOR 2017 ANNUAL MEETING OF SHAREHOLDERS
to be held on May 17, 2017 at 1:00 p.m. PDT

This proxy statement and the enclosed form of proxy are furnished in connection with solicitation of proxies by our Board of Directors (the "Board") for use at the annual meeting of shareholders to be held on May 17, 2017, and any postponements or adjournments thereof.

On or about April 14, 2017, this proxy statement and the accompanying form of proxy are being mailed to each shareholder of record at the close of business on March 17, 2017.

The information provided in the “question and answer” format below is for your convenience only and is merely a summary of the information contained in this proxy statement. You should read this entire proxy statement carefully.

What matters am I voting on?
You will be voting on:

•	the election of eight directors to hold office until the next annual meeting of shareholders and until their successors are elected and qualified;

•	a proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017;

•	a non-binding advisory vote to approve our named executive officer compensation; and

•	any other business that may properly come before the meeting.

Who is entitled to vote?
Holders of our common stock of record as of the close of business on March 17, 2017, the record date, may vote at the meeting. As of the record date, we had 19,261,245 shares of common stock outstanding. In deciding all matters at the meeting other than the election of directors, each shareholder will be entitled to one vote for each share of common stock held on the record date. For the election of directors, cumulative voting applies, so the number of votes each shareholder will have will be equal to the number of shares held on the record date multiplied by eight, the number of directors that are nominated. Each shareholder may cast all such votes for a single nominee, distribute them among the eight nominees for director equally, or distribute them among the eight nominees in any other way the shareholder deems fit. If a shareholder voting by proxy wishes to distribute votes among the nominees for director, the shareholder may do so on the enclosed proxy card in the space provided. If votes are not distributed on the proxy card, the persons named as proxies will use their discretion to distribute such votes FOR each of the eight individuals nominated to serve as director.

Where is the 2017 Annual Meeting of Shareholders being held?
The 2017 Annual Meeting of Shareholders will be held at the Portland, Oregon Widmer Brothers Banquet Room, located at 947 N. Russell Street, Portland, Oregon 97227 at 1:00 p.m. Pacific Daylight Time, on May 17, 2017.

What is the effect of giving a proxy?
Proxies in the form enclosed are solicited by and on behalf of our Board. The persons named in the proxy have been designated as proxies by our Board. If you sign and return the proxy in accordance with the procedures set forth in this proxy statement, the persons designated as proxies by the Board will vote your shares at the meeting as specified in your proxy.

If you sign and return your proxy in accordance with the procedures set forth in this proxy statement but you do not provide any instructions as to how your shares should be voted, your shares will be voted as follows:

•	FOR the election as directors of the nominees listed below under Proposal No. 1;

•	FOR the proposal to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•
FOR approval, on an advisory basis, of our named executive officer compensation as disclosed in the Compensation Discussion and Analysis section and accompanying compensation tables included in this proxy statement.

If you give your proxy, your shares also will be voted in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the meeting.

Can I change my vote after I return my proxy card?
You may revoke your proxy at any time before it is exercised by:

•	delivering written notification of your revocation to our secretary;

•	voting in person at the meeting; or

•	delivering another proxy bearing a later date.

Please note that your attendance at the meeting alone will not revoke your proxy.

What is a quorum?
A quorum is the minimum number of shares required to be present at the annual meeting for the meeting to be properly held under our bylaws and Washington state law. The presence, in person or by proxy, of a majority of all issued and outstanding shares of common stock entitled to vote at the meeting will constitute a quorum at the meeting. A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a particular matter. Similarly, a broker may not be permitted to vote shares (“broker non-vote”) held in street name on a particular matter in the absence of instructions from the beneficial owner of the shares. The shares subject to a valid proxy which are not being voted on a particular matter will nevertheless count for purposes of determining the presence of a quorum.

How may I vote?
You may vote your shares by mail or follow the instructions for electronic voting on the proxy card. If mailing, please date, sign and return the accompanying proxy in the envelope enclosed for that purpose (to which no postage need be affixed if mailed in the United States). You may specify your choices by marking the appropriate boxes on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person or fill out and return a ballot that will be supplied to you. See below for an explanation of how to vote shares held in street name.

How many votes are needed for approval of each matter?

•
Proposal No. 1: The election of directors is subject to a plurality vote of the shares of common stock voted at the meeting. “Plurality” means that the eight individuals who receive the largest number of votes cast “FOR” are elected as directors. Consequently, any shares not voted “FOR” a particular nominee (whether as a result of marking the proxy to withhold votes or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election. See “Who is entitled to vote?” above for an explanation of cumulative voting in the election of directors.

•
Proposal No. 2: The ratification of the appointment of Moss Adams LLP must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of this proposal.

•
Proposal No. 3: The proposal to approve, on a non-binding advisory basis, the compensation paid to our named executive officers during 2016 must receive more votes “FOR” than votes “AGAINST” at the meeting to be approved. Broker non-votes and abstentions from voting on this proposal will have no effect on the outcome of the proposal. Because the shareholder vote is advisory only, it will not be binding on us or on our Board of Directors. However, the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

How may my brokerage firm or other intermediary vote my shares if I fail to provide timely directions?
Brokerage firms and other intermediaries holding shares of common stock in street name for customers are generally required to vote such shares in the manner directed by their customers. In the absence of timely directions, brokerage firms and other intermediaries generally will have discretion to vote their customers’ shares on the proposal to ratify the appointment of Moss Adams LLP, but they will not have discretion to vote on proposal Nos. 1 and 3.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of March 31, 2017, certain information regarding beneficial ownership of our common stock
(a) by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock; (b) by each director and nominee for director; (c) by the executive officers named in note 1 below; (d) by our founders listed in the table; and (e) by all of our current executive officers and directors as a group.

Unless otherwise indicated, the address for each person and entity listed is Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. Except as indicated in the footnotes below, to our knowledge, the persons and entities named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. Except where noted, the percentage of beneficial ownership is based on 19,261,245 shares of common stock outstanding as of March 31, 2017.

Shareholder	Number of Shares(1)	Percent of Shares Outstanding
Anheuser-Busch Companies, LLC One Busch Place St. Louis, Missouri 63118	6,069,047	31.5%
W. Cameron Healy, Trustee of the Healy Family Trust PO Box 4525 Portland, Oregon 97208	1,401,860	7.3%
Dimensional Fund Advisors(2) 6300 Bee Cave Road Austin, Texas 78746	1,225,242	6.4%
Kurt R. and Ann G. Widmer(3)	784,789	4.1%
Robert P. and Barbara B. Widmer(3)	753,103	3.9%
Timothy P. Boyle(4)	480,897	2.5%
Andrew J. Thomas	56,162	*
Kevin R. Kelly	35,090	*
David R. Lord	29,498	*
John D. Rogers, Jr.	29,301	*
John W. Glick	26,586	*
Marc J. Cramer	21,437	*
J. Scott Mennen	19,368	*
Kenneth C. Kunze	10,857	*
Joseph K. Vanderstelt	8,330	*
Paul D. Davis	4,908	*
Nickolas A. Mills	—	—
Michael R. Taylor	—	—
Jacqueline S. Woodward	—	—

All current executive officers and directors as a group (14 persons)	722,434	3.7%

*Less than 1%

(1)	Includes shares of common stock subject to options currently exercisable or exercisable within 60 days of March 31, 2017 as follows:

Options
Andrew J. Thomas	44,328
John W. Glick	16,429
J. Scott Mennen	12,053
Kenneth C. Kunze	9,607
Joseph K. Vanderstelt	3,410
All current executive officers and directors as a group	85,827

(2)
The information as to beneficial ownership is based on a Schedule 13G filed by Dimensional Fund Advisors LP (“Dimensional”) with the Securities and Exchange Commission on February 9, 2017. Dimensional has sole voting power with respect to 1,204,109 shares and sole dispositive power with respect to all 1,225,242 shares.

(3)
Kurt R. Widmer and Robert P. Widmer are brothers. Kurt Widmer retired as Chairman of the Board as of December 31, 2015 and Robert Widmer is an employee. Kurt and Robert Widmer each shares voting and investment power over the shares of common stock with his spouse named above. Also, of Kurt Widmer’s shares, 10,817 are held by his spouse.

(4)	Includes 1,818 shares held by Mr. Boyle’s child.

STOCK OWNERSHIP AND RETENTION POLICY

Effective April 1, 2016, at the recommendation of the Compensation Committee, the Board adopted a policy that establishes expectations for ownership of our common stock that apply to our independent directors and members of our Executive Leadership Team (“ELT”). Expectations include ownership of shares with a value equal to four times the amount of the annual cash retainer for our independent directors; shares with a value equal to four times annual base salary for our Chief Executive Officer; shares with a value equal to two times annual base salary for our other executive officers; and shares with a value equal to one times annual base salary for all other ELT members. The policy also requires ELT members to retain 50% of the net shares acquired through stock option exercises and vesting of restricted stock units and performance shares until the ownership expectations are met, and 25% of such shares for a minimum of three years following exercise or vesting after meeting the ownership expectations.

PLEDGING AND HEDGING TRANSACTION POLICY

In March 2013, the Nominating and Governance Committee approved the adoption of a policy prohibiting the pledging of shares of our common stock by executive officers and directors as security for borrowings, including margin loans. The policy also prohibits executive officers and directors from engaging in hedging transactions in our common stock, including such financial instruments as prepaid variable forwards, equity swaps, collars, exchange funds, puts and calls, and other derivative securities that are designed to hedge or offset a decrease in market value of our common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires that our officers and directors, and persons who own more than 10% of our common stock, file reports of stock ownership and changes of ownership with the SEC. Based solely on our review of the copies of such reports received by us and on written representations by our officers and directors regarding their compliance with the applicable reporting requirements under Section 16(a) of the Exchange Act, we believe that, with respect to our fiscal year ended December 31, 2016, all filing requirements applicable to our officers and directors, and all of the persons known to us to own more than 10% of our common stock, were complied with by such persons on a timely basis.

BOARD OF DIRECTORS

Our business is managed under the direction of the Board of Directors (the “Board”), which currently consists of the following 8 directors: David R. Lord (Chairman), Timothy P. Boyle, Marc J. Cramer, Paul D. Davis, Kevin R. Kelly, Nickolas A. Mills, John D. Rogers, Jr. and Michael R. Taylor. Mr. Rogers will not stand for re-election at this Annual Meeting due to reaching the age of 73, the required age for retirement. Jacqueline Smith Woodward has been nominated for election to the Board to take his place.

The full Board met seven times during 2016. No director attended fewer than 75% of the total number of meetings of the Board and of any Board committees of which he was a member during 2016. Directors are encouraged to attend the Annual Meeting of Shareholders. At the 2016 Annual Meeting, the seven incumbent directors who were directors at the time were in attendance.

Director Independence

Our common stock is listed on The Nasdaq Stock Market ("Nasdaq") and, accordingly, we are subject to the requirement in Nasdaq Listing Rule 5605(b)(1) that a majority of our directors be independent as defined in Listing Rule 5605(a)(2). Current nominees Messrs. Boyle, Cramer, Davis, Kelly and Lord and Ms. Woodward do not have any relationship that would disqualify them as independent directors under Listing Rule 5605(a)(2) and, in the opinion of the Board, do not have any other relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities as directors. Therefore, the Board believes that Messrs. Boyle, Cramer, Davis, Kelly and Lord are and Ms. Woodward will be “independent directors” as defined in Listing Rule 5605(a)(2). Messrs. Mills and Taylor are employees of Anheuser-Busch, LLC (“A-B”) and are A-B's designees to the Board pursuant to an agreement between A-B and us that precludes them from meeting the definition of “independent director” in Listing Rule 5605(a)(2)..All independent directors meet in executive session, at which only independent directors are present, at least twice a year, in conjunction with regularly scheduled Board meetings.

Nominees for Director

The Board believes that our current directors, as a whole, provide the diversity of experience and skills necessary for a well-functioning board. All of our directors have substantial senior executive level experience, a significant background in the beer industry, or both. The Board values highly the ability of individual directors to contribute to a constructive governance environment and believes that the current Board members, collectively, perform in such a manner.

Under our Amended and Restated Bylaws, there are 8 positions on the Board. The following 8 individuals have been nominated for election at the annual meeting. Each of the nominees, other than Ms. Woodward, currently serves as a director. A-B has the contractual right to appoint two directors to our Board.

Set forth below is a more detailed description of each nominee’s age, background, professional experience, qualifications and skills.

Timothy P. Boyle (67)
Mr. Boyle has served as a director since our merger effective July 1, 2008 with Widmer Brothers Brewing Company (“WBBC”). He served as a director of WBBC from May 1999 until July 1, 2008. Since 1989, Mr. Boyle has served as President and Chief Executive Officer of Columbia Sportswear Company, an active outdoor apparel and footwear company headquartered in Portland, Oregon, and listed on Nasdaq. He began working with Columbia Sportswear Company in 1970. Mr. Boyle serves as a director on the boards of Columbia Sportswear Company and Northwest Natural Gas Company, and director emeritus on the board of The Freshwater Trust. He is a member of the Public Affairs and Environmental Policy Committee of Northwest Natural Gas Company. Mr. Boyle is a trustee of Reed College and a past member of the Young Presidents’ Organization and the University of Oregon Foundation.

Individual Experience: Mr. Boyle has a breadth of experience as a public company director and an entrepreneurial background in leading and growing a small business into one of the largest outerwear companies in the world, including leading that company through an initial public offering. Mr. Boyle possesses expertise in designing strategic initiatives and brand development, maintaining organizational culture during periods of significant growth, and developing and managing sound operating systems.

Marc J. Cramer (59)
Mr. Cramer has served as a director since December 2010. Since 2007, he has served as the Finance Director of the Bill Healy Foundation, a private charitable foundation, and Cedar Holdings LLC, a private investment company. Prior to 2007, he was employed by Kettle Foods Holdings Inc., a privately held, all-natural food manufacturer, serving in the roles of Global Financial Director, Assistant Secretary and Treasurer beginning in 2004, and, from 1999 to 2004, as President, North American Operations of Kettle Foods, Inc. Mr. Cramer has been a director of Sequential Pacific Biodiesel, Inc., and Scott Paul Wines since 2008, and

Pioneer Newspapers, Inc., since 2013; he previously served on the boards of Kona Brewing Co., Inc. from 2007 to October 2010 and Kettle Foods, Inc. from 2004 to 2006.

Individual Experience: Trained as a certified public accountant, Mr. Cramer has spent a significant portion of his career creating and executing strategies around global brand building and operational and organizational development. He is an experienced finance professional with expertise regarding the application and integration of financial and operational issues commonly faced by mid-market and smaller entrepreneurial organizations.

Paul D. Davis (60)
Mr. Davis has served as a director since March 8, 2016. In February 2017, he returned as Chief Executive Officer of popchips Inc. ("popchips"), an innovative snack company, after previously serving as Chief Executive Officer of popchips from December 2013 through August 2015 and Co-Chairman of the Board since September 2015. He has served on the popchips board of directors since 2013. Prior to joining popchips, he was the Chief Executive Officer of Coinstar, Inc. (now named Outerwall Inc.), a provider of automated retail solutions, from April 2009 to March 2013, and Chief Operating Officer for one year beginning in April 2008. Other positions held by Mr. Davis include Chief Executive Officer of Kettle Foods, Inc., from 2004 to 2007, and President and CEO of Barilla America, Inc., the U.S.-based division of The Barilla Group, from 2002 to 2004. In addition, Mr. Davis served in various executive positions at Starbucks Corporation, including President - North American Operations, from March 1999 until October 2001. Mr. Davis is also a director of Farestart, a non-profit program providing culinary training and job placement services for homeless and disadvantaged persons. He was a director of Luvo, Inc., a privately held frozen food manufacturer, until February 2017, when he resigned due to returning as Chief Executive Officer of popchips.

Individual Experience: Mr. Davis has more than 30 years of business experience with consumer packaged goods. Mr. Davis has in-depth experience in leading innovative lifestyle brands such as Kettle Foods, Starbucks, popchips and Redbox through transformational changes and high-growth periods. Mr. Davis acquired significant experience in the beer industry through his service on the Kona Brewing Company board from 2007 to 2010, and then on the Kona advisory board following the company's merger into our wholly owned subsidiary in October 2010 until 2013.

Kevin R. Kelly (67)
Mr. Kelly has served as a director since the merger with WBBC in 2008 and also served as a director of WBBC from September 1995 until July 1, 2008. In September 2011, Mr. Kelly sold First Call Heating and Cooling, an oil sales and heating/cooling contractor, where he had been Chief Executive Officer and owner since 1994. Prior to that, he was President of U.S. Bancorp, and held various roles with U.S. Bancorp and its subsidiaries from 1977, including Chief Executive Officer and President of U.S. Bank of Oregon. Mr. Kelly serves on the Providence Health System Investment Committee. He earned a Ph.D. and a Masters Degree in Economics from the University of Oregon.

Individual Experience: Mr. Kelly’s lengthy banking career and lending expertise has provided him with an in-depth understanding of financial analysis and financial statements. Mr. Kelly possesses substantial background in deal and transactional analysis and organization culture after leading numerous merger and acquisition activities. As a former executive in a major lending institution, he has significant professional and political contacts in Oregon and Washington.

David R. Lord (68)
Mr. Lord has served as a director since May 2003 and was elected Chairman of the Board in January 2016. In January 2009, Mr. Lord retired from the position of President of Pioneer Newspapers, Inc., a position he had held for 18 years. He served as Vice Chairman of Pioneer Newspapers from 2009 until December 2012 when he became a director. Pioneer Newspapers owns eight daily newspapers and nine weekly, semi-weekly and monthly publications in the western United States. Prior to joining Pioneer Newspapers, Mr. Lord practiced law, both in private practice and as a criminal deputy prosecuting attorney. Mr. Lord is past president and chairman of the PAGE Cooperative, a not-for-profit, member-owned cooperative buying association in the newspaper industry. He is also a past president and chairman of the Inland Press Association and is currently a member of the board of directors of Wick Communications.

Individual Experience: Mr. Lord has a broad operating and strategic planning background, with knowledge of the issues facing small to mid-sized companies spread over a large geographic area. He also possesses sound legal judgment and knowledge and provides strong counsel in contract negotiations, employment practices and human resources issues.

Nickolas A. Mills (40)
Mr. Mills was appointed as a director of the Company effective January 1, 2017. He has served as Vice President of Supply for The High End at A-B, a global beer company, since 2001. Mr. Mills held the roles of Senior Brewmaster and Senior General Manager at A-B’s Baldwinsville Brewery from 2010 to 2016, where he supervised the production of a wide variety of beer styles, including Goose Island and Blue Point beers, flavored malt beverages, and ciders. Previously, he served in various brewing positions with A-B in St. Louis, Missouri, Merrimack, New Hampshire, and Jacksonville, Florida.

Individual Experience: Mr. Mills brings an intimate knowledge of the craft beer industry, including the brewing process and supply chain. Mr. Mills has been designated by A-B to serve on our Board.

Michael R. Taylor (45)
Mr. Taylor was appointed as a director of the Company effective January 1, 2017. He has served as a Vice President for the North America Zone of A-B, a global beer company, since December 2010, where he has been responsible for business development for A-B’s U.S. and Canadian business units, including strategy and transactional execution. Since joining A-B in 2004, Mr. Taylor has also held various roles in finance and real estate, including Vice President of Real Estate.

Individual Experience: Mr. Taylor brings financial expertise and an in-depth knowledge of the craft beer industry, as well as an understanding of the key mechanisms for driving performance and creating shareholder value. He has interacted with our senior management team for several years. Mr. Taylor has been designated by A-B to serve on our Board.

Jacqueline Smith Woodward (55)
Ms. Woodward has served as Senior Vice President and Chief Marketing Officer of Krispy Kreme Doughnuts Corporation, a leading branded retailer and wholesaler of doughnuts and complementary products, since June 2016. She previously served as Vice President of Marketing Connections for General Mills, Inc., a leading global manufacturer and marketer of branded and unbranded consumer foods, from September 2014 through June 2016. From August 2008 through August 2014, Ms. Woodward served as Vice President of Marketing Connections for MillerCoors, LLC, the U.S. business unit of the Molson Coors Brewing Company, one of the world's largest brewing companies.

Individual Experience: Ms. Woodward brings more than 30 years of experience in marketing management for consumer brands, both domestically and globally, including more than eight years in the beer industry. Ms. Woodward was recommended to the Nominating and Governance Committee as a potential candidate for director by our Chief Financial Officer and was selected by the committee from a pool of candidates identified by various senior executives and members of our Board.

Criteria for Director Nominees

The specific, minimum qualifications that the Nominating and Governance Committee believes must be met by a nominee for a position on our Board are:

•	the highest ethical character;

•	the ability to read and understand financial statements;

•	attained 21 years of age;

•	no material conflict, whether personal, financial or otherwise, associated with being on the Board;

•	satisfaction of the requirements for regulatory approval; and

•	adequate time to devote to Board activities.

The specific qualities or skills that the Nominating and Governance Committee believes are necessary for one or more of our directors to possess are:

•	the ability to offer advice and guidance to our Chief Executive Officer based on relevant expertise and experience;

•	attributes of independence or financial expertise as required by the Nasdaq Listing Rules and Securities and Exchange Commission (“SEC”) regulations;

•	skills, experience and background complementary to those of other directors; and

•	the ability to maintain a constructive working relationship with other directors.

Although the Board does not maintain a specific policy with respect to Board diversity, the Board believes that, whenever feasible, the Board should be a diverse body, and the Nominating and Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, the Nominating and Governance Committee may take into account the benefits of diverse viewpoints. The Nominating and Governance Committee also considers these and other factors as it oversees the annual Board and committee evaluations.

We have adopted a policy requiring directors to retire from the Board effective at the Annual Meeting of Shareholders after turning age 73.

Shareholder Recommendations for Nominations to the Board of Directors

The Nominating and Governance Committee will consider candidates for director recommended by any of our shareholders and will evaluate such recommendations in accordance with its charter, our bylaws and the regular nominee criteria described above. This process is designed to ensure that the Board includes members with diverse backgrounds, skills and experience, including appropriate financial and other expertise relevant to our business. Eligible shareholders wishing to recommend a candidate for nomination should follow the procedures set forth in our Amended and Restated Bylaws, as further described below. In connection with its evaluation of a director nominee, the Nominating and Governance Committee may request additional information from the candidate or the recommending shareholder and may request an interview with the candidate. The Nominating and Governance Committee has discretion to decide which individuals to recommend for nomination as directors. Shareholders should submit any recommendations for director nominees at our 2018 annual meeting to us by December 14, 2017 (120 days prior to the anniversary of mailing this proxy statement).

A shareholder of record can nominate a candidate for election to the Board by complying with the procedures in Article II, Section 2.3.2 of our Amended and Restated Bylaws. Any eligible shareholder who wishes to submit a nomination should review the requirements in the bylaws on nominations by shareholders. Any nomination should be sent in writing to the Secretary, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, OR 97227. Notice must be received by us no later than December 14, 2017.

Committees of the Board

The Board has standing Audit, Compensation, Nominating and Governance, and Strategic Planning Committees. Each of our committees is responsible to the full Board and its activities are therefore subject to Board approval. Pursuant to an exchange and recapitalization agreement between us and A-B, A-B has the right to designate two members of our Board of Directors. A-B also generally has the right to have a designee on each committee of the Board of Directors, except where prohibited by law or stock exchange requirements, or with respect to a committee formed to review or determine transactions or proposed transactions between A-B and us. The activities of each of our standing Board committees are summarized in more detail below.

Audit Committee
The Audit Committee is responsible for the engagement of and approval of the services provided by our independent registered public accounting firm. The Audit Committee assists our Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other pertinent financial information provided by us to the public and the SEC, (ii) our system of internal control established by management and the Board, and (iii) our auditing, accounting and financial reporting processes generally.

The current members of the Audit Committee, who served throughout 2016, are Messrs. Kelly (Chair), Cramer, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2) and (c)(2). The Board has also determined that Mr. Kelly, an independent director, qualifies as an “audit committee financial expert” as defined by the SEC. Mr. Taylor, as A-B’s designee, observes meetings of the Audit Committee. The Audit Committee met four times during 2016. The Board has adopted a written charter for the Audit Committee, which is reviewed annually and revised as appropriate. A copy of the Audit Committee Charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Compensation Committee
The Compensation Committee is responsible for establishing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer and other senior executives; evaluating the performance of the Chief Executive Officer and other senior executives in light of those goals and objectives; developing and overseeing the overall compensation policies applicable to our Chief Executive Officer and other senior executives; and annually reviewing and making recommendations to the Board with respect to director compensation and benefits. The Compensation Committee is also responsible for establishing general policies applicable to the granting, vesting and other terms of stock options, restricted stock, restricted stock units, performance shares, stock appreciation rights and other stock-based awards granted to employees, directors, and consultants under our stock incentive plans, and for determining the number and terms of such grants.

The current members of the Compensation Committee are Messrs. Davis (Chair), Boyle, Cramer, Kelly, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Listing Rule 5605(a)(2) and 5605(d)(2)(A). Mr. Mills, as A-B’s designee, observes meetings of the Compensation Committee. The Compensation Committee met three times during 2016. The Board has adopted a written charter for the Compensation Committee, which is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Under its charter, the Compensation Committee has the authority, in its sole discretion, to retain the services of outside consultants to provide advice regarding our executive compensation program and other compensation matters for which the Compensation Committee is responsible. The Compensation Committee also has sole authority to terminate its relationship with any consultants and to approve their fees and other terms of their engagement. Beginning in October 2014, the Compensation Committee engaged Hay Group, a global compensation consulting firm, to provide advice upon request regarding compensation issues. Among the factors considered by the Committee in retaining Hay Group were its practice of analyzing each executive or other management position by function and responsibilities rather than by title, in part through conducting interviews with each individual, as well as its compilation of compensation survey data separately for companies in the beer, wine and spirits industry. The fees paid to Hay Group during 2016 for such services totaled approximately $15,000. No other compensation consultant provided services to the Compensation Committee during 2016. Additional information regarding the Compensation Committee’s interactions with Hay Group appears below under the heading “Compensation Discussion and Analysis.”

The Compensation Committee receives and considers the recommendations of our Chief Executive Officer regarding compensation of other senior executives. During 2016, our Chief Executive Officer and our Chief Financial Officer attended meetings of the Compensation Committee when invited. Our Chief Executive Officer reports to the Compensation Committee regarding the level of achievement of individual performance goals by other senior executives tied to their annual cash incentive target bonuses. Executive officers are excused during the Compensation Committee's deliberations regarding their compensation.

The Compensation Committee received input from our Chief Executive Officer regarding various elements of our compensation program in 2016, including base salary levels for senior executives, target annual cash incentive bonus amounts, the allocation among corporate performance goals for the target bonuses, identification and calculation of achievement of the corporate performance goals, establishment of individual performance goals for our senior executives, and establishment of corporate performance goals for the long-term performance share awards made to senior executives.

Under its Charter, the Compensation Committee is permitted to delegate any of its responsibilities to one or more subcommittees composed entirely of independent directors. In addition, the Compensation Committee may choose to delegate its authority under our stock incentive plans to our CEO with respect to grants of stock-based awards to employees who are not subject to the reporting requirements of Section 16 of the Exchange Act.

In reviewing our compensation policies and practices, the Compensation Committee has considered whether our compensation program, in particular our performance-based awards, encourages participants to take risks that are reasonably likely to have a material adverse effect on us, and has concluded that such a result is unlikely.

Nominating and Governance Committee
The Nominating and Governance Committee reviews the structure of the Board, its committee structure and overall size; recommends to the Board nominees for vacant Board positions; reviews and reports to the Board on the nominees to be included in the slate of directors, including evaluating any individuals suggested by shareholders, for election at the Annual Meeting of Shareholders; recommends directors to serve on each Board committee; oversees the development of a plan for CEO succession; and oversees the evaluation of the Board and its committees.

The Nominating and Governance Committee is currently composed of Messrs. Boyle (Chair), Cramer, Davis, Kelly, Lord and Rogers, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Taylor, as A-B’s designee, observes meetings of the the Nominating and Governance Committee. The Nominating and Governance Committee met four times in 2016. The Board has adopted a written charter for the Nominating and Governance Committee, which is reviewed annually and revised as appropriate. A copy of the charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Strategic Planning Committee
The Strategic Planning Committee is responsible for advising management in the development of strategic plans; reviewing proposed capital and other significant expenditures proposed by management for consistency with our long-term business objectives; and reviewing and recommending to the Board management proposals related to expansion, capital investment, acquisitions, partnerships, joint ventures or alliances, dispositions of capital assets, adequacy of the existing capital structure and similar issues.

The Strategic Planning Committee is currently composed of Messrs. Rogers (Co-Chair), Cramer (Co-Chair), Boyle, Davis, Kelly and Lord, each of whom is an independent director as defined by Nasdaq Marketplace Rule 5605(a)(2). Effective January 1, 2017, Mr. Cramer became Co-Chair. Thomas D. Larson, a former director, as A-B’s designee, was also a member of the Strategic Planning Committee during 2016. Mr. Mills, following his commencement of Board service on January 1, 2017, joined the Strategic Planning Committee as A-B's designee. The Strategic Planning Committee met three times in 2016. The Board has adopted a written charter for the Strategic Planning Committee, which is reviewed annually and revised as appropriate. A copy of the charter is available on our website at www.craftbrew.com (select Investors – Governance – Highlights).

Risk Management

We have designed and implemented processes to manage risk in our operations. The Board’s role in risk management is primarily one of oversight, with day-to-day responsibility for risk management implemented by the management team. The Board executes its oversight role directly and also through its various committees. The Audit Committee has principal responsibility for implementing the Board’s risk management oversight role. The Audit Committee reviews management’s assessment of the key risks facing us, including the key controls we rely on to mitigate those risks. The Audit Committee also monitors certain key risks at each of its regularly scheduled meetings, such as risk associated with internal control over financial reporting, liquidity risk, risk relating to compliance with loan covenants and contract terms, and risk arising out of related party transactions. The Nominating and Governance Committee also assists in risk management by overseeing our compliance with legal and regulatory requirements and risks relating to our governance structure. The Compensation Committee assesses risks created by the incentives inherent in our compensation policies. Finally, the full Board reviews strategic and operational risk in the context of reports from the management team, receives reports on all significant committee activities at each regular meeting, and evaluates the risks inherent in significant transactions. The Board believes that its current leadership structure has not been influenced by the manner in which it oversees risk management.

Leadership Structure

The positions of Chairman of the Board and Chief Executive Officer are filled by two different people. Currently, the Chairman position is held by David Lord, an independent director, and our Chief Executive Officer is Andrew Thomas. Separating the Chairman and Chief Executive Officer positions provides multiple perspectives and ideas at Board meetings, expands the skill set available to address the variety of risks and challenges we may encounter, gives the independent directors input over the agenda and issues to be discussed at Board meetings, and improves communication between management and the Board by giving the Chief Executive Officer a single initial source for Board-level communication and input on significant decisions. The Nominating and Governance Committee reevaluates the efficacy of the Board’s leadership structure at least annually.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders wishing to communicate with the Board, the non-management directors, or with an individual Board member may do so by writing to the Board, to the non-management directors, or to the particular Board member, and mailing the correspondence to: c/o Audit Committee Chair, Craft Brew Alliance, Inc., 929 N. Russell St., Portland, Oregon 97227. The envelope should indicate that it contains a shareholder communication. All such shareholder communications will be forwarded to the director or directors to whom the communications are addressed.

DIRECTOR COMPENSATION

For 2016, non-employee directors, other than the Chairman of the Board, were paid an annual cash retainer of $37,500 and received a fully-vested stock award with a value of $40,000. For service in 2017, non-employee directors, other than the Chairman of the Board, will receive an annual cash retainer of $40,000 and a stock award with a value of $45,000. For 2016, Mr. Lord, Chairman of the Board, received an annual cash retainer of $60,000 and a stock award with a value of $67,500. This arrangement remains in effect for 2017.

The Chair of the Audit Committee is entitled to an additional annual cash retainer of $15,000, while each other member of the Audit Committee receives an additional $4,000. The Chairs of each of the Nominating and Governance, Compensation, and Strategic Planning Committees are entitled to an additional annual cash retainer of $10,000, while all other committee members receive an additional payment of $2,000 for each committee position. Committee compensation is paid quarterly.

The following table sets forth certain information regarding the compensation earned by or awarded to each member of the Board during 2016.

Name	Fees earned or paid in cash	Stock awards(1)	Total
Timothy P. Boyle	$51,500	$40,000	$91,500
Marc J. Cramer	55,500	40,000	95,500
Paul D. Davis(2)	35,870	40,000	75,870
Kevin R. Kelly	58,500	40,000	98,500
Thomas D. Larson(3)	39,500	40,000	79,500
David R. Lord	70,000	67,506	137,506
John D. Rogers, Jr.	55,500	40,000	95,500

(1)
Represents the value of 4,908 fully-vested shares of our common stock (8,283 shares for Mr. Lord) granted on May 11, 2016. The fair value of the stock awards was determined based on the fair value of our common stock on the date of grant. See Notes 2 and 12 of Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 for additional information.

(2)	Paul D. Davis joined the Board in March 2016 and, accordingly, his compensation reflects amounts earned since that time.

(3)	Mr. Larson ceased to be a director effective December 31, 2016.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with Moss Adams LLP, the Company’s independent registered public accounting firm, the matters required to be discussed pursuant to auditing standards adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee discussed various matters with Moss Adams LLP related to the Company’s consolidated financial statements, including critical accounting policies and practices. The Audit Committee also received the written disclosures and the letter from Moss Adams LLP required by PCAOB Rule 3526, “Communication with Audit Committees Concerning Independence,” and has discussed with Moss Adams LLP its independence from the Company and management.

Based on the review and discussions of the Audit Committee with respect to the items listed above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC. The Audit Committee has also recommended, subject to shareholder approval, the appointment of Moss Adams LLP as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2017.

Respectfully Submitted:

Kevin R. Kelly (Chair)
Marc J. Cramer
David R. Lord
John D. Rogers, Jr.
Audit Committee Members

COMPENSATION DISCUSSION AND ANALYSIS

Our Board is responsible for establishing and administering our executive compensation and employee benefit programs in the context of our overall goals and objectives. This Board duty has been delegated to the Compensation Committee (referred to in this section as the “Committee”) in accordance with the Committee's Charter. The Committee reviews the executive compensation program at least annually and approves appropriate modifications to executive officer compensation, including specific amounts and types of compensation. The Committee is responsible for establishing the compensation of the CEO. The Committee also reviews and approves the compensation and incentive programs for other executive officers after reviewing the CEO's recommendations. The Committee establishes the annual compensation of the non-employee directors and oversees the administration of our stock-based compensation plans.

This Compensation Discussion and Analysis provides information on our executive compensation program and policies and summarizes the decision-making process supporting the compensation amounts shown in the tables that follow this section.

Executive Compensation Philosophy and Objectives
The objectives of our compensation program are to (i) provide a competitive, comprehensive compensation package to attract, retain and motivate highly talented personnel at all levels of our organization and (ii) provide incentives and rewards for implementing and accomplishing our short-term and long-term strategic and operational goals and objectives. Therefore, we strive to structure compensation packages that are competitive within the industry, while maintaining and promoting our interests, as well as the interests of our shareholders. Additionally, when appropriate, compensation is structured to maximize the tax benefits available to us and minimize compensation expense.

We believe that specific levels of executive compensation should reflect the responsibilities of each position within our company, the relative value of the position and the competition for quality, key personnel in our industry. Our executive compensation program includes four primary components:

•
Base salary. Base salary is the guaranteed element of an executive’s annual cash compensation. The level of base salary reflects the Committee’s assessment of the employee’s long-term performance, his or her skill set and the market value of that skill set.

•
Annual cash bonus opportunities. Performance-based incentive cash bonuses are intended to reward executives for achieving specific financial and operational goals both at a corporate and an individual level.

•
Long-term incentive awards. Long-term incentives are provided through grants of performance share awards ("PBAs") and, beginning in 2016, restricted stock units ("RSUs"). These equity-based awards are intended to encourage our executives to take steps that they believe are necessary to ensure our long-term success, and to align their interests with our other shareholders. Prior to 2016, a combination of stock options and PBAs were granted.

•
Severance payments. Executive employment agreements provide for severance payments as a means of recruiting and retaining top quality executives, by assuring them of a reasonable amount of compensation in the event of termination of employment under specified circumstances, including a change in control of the Company.

At our annual meeting in May 2016, shareholders approved our non-binding Say-on-Pay proposal to approve our executive compensation by a favorable vote representing more than 98% of the votes cast. The Committee believes that this vote represents a positive endorsement of our executive compensation practices and decisions. The shareholders’ overwhelming support of our executive compensation program contributed to the Committee’s decision not to change its general approach to our executive compensation programs and policies for 2017. The Committee will continue to consider results from the annual shareholder advisory votes, including the upcoming vote at the 2017 annual meeting, when reviewing our executive compensation programs and policies.

Advice of Compensation Consultant
Beginning in 2010, the Committee has retained an outside compensation consultant to provide advice regarding appropriate elements of a competitive executive compensation structure, including fixed and at-risk elements, short-term and long-term incentives, cash and equity components, and benefits. In October 2014, after interviewing the Committee’s then consultant and two other candidates, the Committee decided to retain Hay Group as its independent compensation consultant. See "Board of Directors-Committees of the Board-Compensation Committee" above for additional information regarding Hay Group.

In November 2014, Hay Group provided to the Committee a report evaluating our executive compensation program. Hay Group’s analysis provided a competitive assessment of compensation paid to our executive officers as compared to a peer group of 15 publicly traded companies recommended by Hay Group and approved by the Committee Chair. Members of our peer group, which had annual sales ranging from $56 million to $730 million, were:

Boston Beer Company	Golden Enterprises
Boulder Brands	Inventure Foods
Bridgford Foods	Lifeway Foods
Calavo Growers	MGP Ingredients
Coffee Holding Co.	National Beverage
Crimson Wine Group	Omega Protein
Crystal Rock Holdings	Primo Water
Farmer Brothers Co.

Hay Group also provided the Committee with 2014 comparative compensation data for companies in its beer, wine and spirits (“BWS”) industry survey. Participants in the BWS survey included:

Anheuser-Busch InBev-Anheuser-Busch	Heaven Hill Distilleries
Bacardi Limited-Bacardi USA	Heineken USA
Beam Suntory	LVMH Moet Hennessy Louis Vuitton-Moet Hennessy USA
Boston Beer Company	New Belgium Brewing Company
Brewery Ommegang Duvel Moortgat USA (ODM)	North American Breweries
ODM-Boulevard Brewing	Pernod Ricard SA-Pernod Ricard USA
Brown-Forman	Remy Cointreau USA
Campari America	Sazerac
Constellation Brands-Crown Imports	Sierra Nevada Brewing
Delicato Family Vineyards	Treasury Wine Estates
Diageo North America	Trinchero Family Estates
E & J Gallo Winery	United States Distilled Products Co.
Edrington Group USA	William Grant & Sons

Hay Group noted that the Committee’s goal is to set base salaries at a level below the median (that is, at about the 40th percentile) and to adjust variable compensation so that total target direct compensation approximates the median for our peers. Based on comparative data, Hay Group advised that, while salaries for the CEO and CFO positions were below the 40th percentile, total target direct compensation was slightly above the median. For our three other executive officers, base salaries fell below the 25th percentile of the BWS survey group, which also resulted in lower total target direct compensation because variable compensation targets are expressed as percentages of salary. Accordingly, Hay Group recommended maintaining the base salary level for the CEO while increasing the base salaries of the three executive officers other than the CEO and CFO to better align their total target direct compensation with the market. Hay Group also recommended reducing the relative value of equity compensation as a component of total compensation in order to bring equity compensation levels more in line with our peer group.

Based on Hay Group's recommendations, the Committee determined to bring salaries to the desired level over a two-year period. The increases in salaries noted below under "Base Salary" are consistent with that strategy. In addition, Hay Group was asked to provide a simplified benchmark analysis for the CFO position, which was filled in April 2015, to assist in setting Mr. Vanderstelt's 2016 base salary. The analysis included 2015 data for the following craft breweries, each of which produces over 200,000 barrels annually: Boston Beer Company, Deschutes Brewery, Karl Strauss Brewing Company, New Belgium Brewing Company, North America Breweries, Sierra Nevada Brewing Company, and Stone Brewing Co. Mr. Vanderstelt's base salary and total target cash compensation were set at a level slightly above the 50th percentile for the craft breweries survey group and at or slightly below the 50th percentile based on a separate analysis by Hay Group.

Components of 2016 Executive Officer Compensation
Our executive compensation program is comprised of both fixed and variable elements with both cash and equity components, consisting primarily of a base salary, annual cash incentive bonus opportunities, grants of RSUs and PBAs, modest personal benefits, and severance arrangements. The Committee’s decisions regarding compensation of senior executives for 2016 reflected its continued desire to emphasize incentive compensation over fixed compensation such as salaries and benefits.

Base Salary
Base salaries are established annually. The Committee’s general philosophy is to weight incentive compensation more heavily than fixed compensation. The Committee fixed Mr. Thomas' annual base salary at $439,000, an increase of 7.1% over 2015. Also, as discussed under “Advice of Compensation Consultant” above, the Committee fixed the annual base salaries of the other senior executives listed in the Summary Compensation Table below (together with Mr. Thomas, the “named executive officers”) for 2016 as follows: Joseph Vanderstelt, $265,000, 6.0% increase; Kenneth Kunze, $256,000, 4.5% increase; Scott Mennen, $255,000, 10.9% increase; and John Glick, $255,000, 10.9% increase.

2016 Annual Cash Incentive Bonuses
Consistent with the Committee’s philosophy of tying a significant portion of compensation to the achievement of performance goals, the Committee established annual cash bonus opportunities, expressed as a percentage of 2016 base salary, for the named executive officers other than Mr. Thomas as follows: Mr. Vanderstelt, 55%; Mr. Kunze, 55%; Mr. Mennen, 55%; and Mr. Glick, 40%. Mr. Thomas’s cash bonus opportunity was set at $350,000, unchanged from 2015. The annual cash bonus opportunities were subject to the attainment of two corporate performance goals (40% each), while 20% was tied to achievement of a performance goal tailored to each executive officer.

The Committee determines the extent to which performance goals have been satisfied following the end of each fiscal year. Payment, if any, is made promptly following such determination. An executive officer is not entitled to receive a bonus unless he or she remains employed by us through the date of the Committee’s determination, unless the Committee decides otherwise.

The corporate level goals approved by the Committee for 2016 were based on target amounts of earnings before interest, taxes, depreciation, and amortization ("EBITDA") of $22 million and total revenue of $212.5 million. EBITDA, as calculated, includes the potential bonuses as expense. Total revenue was substituted for absolute gross margin dollars (used in 2015) in recognition of management's focus on growing the top line and anticipated volatility in gross profit due to several planned projects. For each 1% by which achievement of a corporate goal is above or below 100%, the portion of the bonus opportunity attributable to that goal would increase or decrease by 2.5%. No bonus amount would be paid with respect to a goal as to which achievement fell below 80%.

In February 2017, the Committee determined that the adjusted EBITDA goal was not met at the minimum level and the total revenue goal was achieved at the 95.3% level, resulting in an overall payout on the bonus opportunity tied to corporate goals for 2016 of 44.2%.

Individual performance goals for 2016 approved by the Committee for the named executive officers and levels of achievement as approved by the Committee in February 2017 were as follows:

Name	Goal	Achievement %
Andrew Thomas	Implementation of longer-term strategies to increase shareholder value	100%
Joseph Vanderstelt	Implementation of monthly financial review and controls	90%
Kenneth Kunze	Home market volume index	86%
Scott Mennen	Cost of goods sold per barrel, excluding merchandise and alternating proprietorship costs	81%
John Glick	Partner distribution volume	90%

In February 2017, the Committee determined that Mr. Thomas had satisfied his individual performance goal at the 100% level based on his leadership in developing and implementing concrete steps regarding expansion or utilization of our breweries, new partnerships as part of our local portfolio expansion strategy, facilitation of our relationship with A-B, and gross margin improvements. The Committee also reviewed and approved Mr. Thomas’s recommendation regarding Mr. Vanderstelt’s satisfaction of his individual performance goal at the 90% level based on significant improvements in the financial and reporting areas under his supervision.

Stock Incentive Plan Awards
The Committee typically considers equity grants for our senior executives and other employees annually.

The Committee determined that the grant date fair value of equity grants to the named executive officers for 2016, expressed in terms of a percentage of base salary, should be as follows: Mr. Thomas, 100%; Mr. Vanderstelt, 75%; Mr. Kunze, 50%; Mr. Mennen, 50%; and Mr. Glick, 50%. The Committee further determined that the equity awards, based on grant date fair value, should be 30% in the form of time-vested RSUs and 70% in the form of PBAs. Consequently, a substantial portion of the equity awards are subject to attainment of performance goals as described below.

The RSUs will cliff vest on March 31, 2019, assuming continued employment through that date.

The vesting of the PBAs granted in 2016 is subject to achieving target levels of net sales compound annual growth rate (CAGR)
and EBITDA margin over a performance cycle beginning July 1, 2016 and ending December 31, 2018. Net sales CAGR and EBITDA margin were substituted for absolute dollar targets of revenue and EBITDA (used in 2015) to focus on value accretion over time. The target amounts were fixed at 50 basis points above the three-year plan numbers that had been developed by management and approved by the Board. Payout of shares will be based on a sliding scale from 50% at the threshold level of 50 basis points below plan to 150% at 150 basis points above plan. Accordingly, at the time the Committee approved the PBAs in May 2016, it believed that approximately 89% would likely vest.

Additional details of all equity awards are reflected in the tables set forth under “Executive Compensation” below.

In February 2017, the Committee also considered the attainment of performance goals established for PBAs granted in 2014. The goals were based on total revenue of $629.1 million and EBITDA of $70.4 million for the 2.75 years ended December 31, 2016. The EBITDA goal was attained at the 58% level and the revenue goal was attained at the 89% level, resulting in a zero payout of the awarded shares.

See “Stock Ownership and Retention Policy” and “Pledging and Hedging Transaction Policy” above for descriptions of expectations for ownership of our common stock, prohibitions on the pledging of shares of our common stock and on hedging transactions by members of our Executive Leadership Team.

Severance Benefits
In late June and early July 2016, we entered into amendments to the employment agreements with each of our named executive officers that provide for severance benefits in the event that the officer’s employment is terminated under specified circumstances, including upon a change in control of the Company, as described in more detail below under “Employment Agreements and Potential Payments upon Termination or Change-in-Control.”

Other Compensation
We make contributions to the 401(k) accounts of all participating named executive officers on the same terms as those of other participants in our 401(k) annual plan and provide health and disability insurance for the named executive officers under the same plans as for non-executive employees.

In December 2015, the Committee approved a $100,000 retention bonus for Mr. Thomas, half of which was paid in January 2016 and the other half of which will be paid on December 31, 2018. If Mr. Thomas fails to remain employed as our CEO through that date, he will not be entitled to the second payment and will be required to repay the initial $50,000.

Tax Deductibility
Section 162(m) of the Internal Revenue Code places a limit on the amount that we may deduct for income tax purposes for compensation paid to our named executive officers other than our CFO. The limit is $1,000,000 per officer in a given tax year, but compensation that qualifies as “performance-based” does not count toward the $1,000,000 limit. Stock options granted under a shareholder-approved plan with an exercise price equal to fair market value on the date of grant qualify as performance-based. Until 2015, all other elements of our executive compensation program have not so qualified. The Committee has recognized, however, that the ongoing need to increase compensation levels to provide competitive pay to our executive officers likely will cause at least the CEO's compensation to exceed the Section 162(m) $1,000,000 cap in the next few years.

As a result, the Committee recommended, and the Board approved, the submission of our 2014 Stock Incentive Plan for approval by the shareholders at the 2014 annual meeting. Approval of the plan resulted in shareholder approval of performance goals for performance share awards, such that PBAs granted since 2015 likely will qualify, at least in part, as performance-based compensation under Section 162(m). Also, in March 2015, the Committee recommended, and the Board approved, a new Annual Cash Incentive Plan. The categories of performance goals to be used for annual cash incentive opportunities granted under the plan received shareholder approval at the 2015 annual meeting of shareholders. Accordingly, the Committee intends to structure annual cash incentive bonuses awarded for future services to qualify, at least in part, as performance-based compensation under Section 162(m). It is likely, however, that the Committee will continue to approve some compensation in addition to salaries and benefits, including the RSU awards granted in 2016 and 2017, that will not meet the Section 162(m) requirements for performance-based compensation paid to our named executive officers due to the need to assure that our executive compensation is competitive so that we are able to continue to attract and retain highly qualified individuals to drive our efforts to provide significant value for our shareholders.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included elsewhere in this proxy statement with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report on Form 10-K and included in this proxy statement.

Respectfully Submitted:

Paul D. Davis (Chair)	Kevin R. Kelly
Timothy P. Boyle	David R. Lord
Marc J. Cramer	John D. Rogers, Jr.
Compensation Committee Members

EXECUTIVE OFFICERS

The following individuals were our executive officers as of April 13, 2017:

Name	Age	Position	Executive Officer Since
Andrew J. Thomas	49	Chief Executive Officer	2011
Joseph K.Vanderstelt	51	Executive Vice President, Chief Financial Officer and Treasurer	2015
Derek Y. Hahm	47	Vice President, Sales and Brewpubs	2016
Kenneth C. Kunze	58	Vice President, Chief Marketing Officer	2014
J. Scott Mennen	52	Vice President, Chief Operating Officer	2014
John W. Glick	53	Vice President, Emerging Business	2014

Andrew J. Thomas has served as Chief Executive Officer since January 1, 2014. Prior to that, Mr. Thomas served as President of Commercial Operations beginning June 1, 2011. Previously, Mr. Thomas served as an independent marketing and strategy consultant and senior adviser to The Monitor Group, a strategy consulting firm, beginning in April 2009. Mr. Thomas was an independent consultant from October 2007 to April 2009. He served as President and Chief Executive Officer of Heineken USA, an importer of upscale beers, from 2005 to 2007, and was employed by Heineken International from January 1995 to October 2007 in a variety of positions of increasing responsibility and authority.

Joseph K. Vanderstelt has served as Chief Financial Officer since April 27, 2015. From 2010 to April 2015, Mr. Vanderstelt served as Senior Director, Finance & Strategy for MillerCoors, a joint venture of SABMiller plc and Molson Coors Brewing Company formed in 2008. From 2008 to 2010, Mr. Vanderstelt served in several leadership positions with MillerCoors and Miller Brewing Company including Sr. Director, Marketing Finance, Regional Controller, Plant Controller, Manager, Corporate Strategy, and General Manager. Prior to joining Miller Brewing Company, Mr. Vanderstelt was a principal of Vanderplow Distributing Company, a Michigan beer & wine wholesaler whose primary suppliers were Miller Brewing Company and Gallo Wine. Mr. Vanderstelt is a Certified Public Accountant (CPA), Certified Global Management Accountant (CGMA), and Certified Management Accountant (CMA).

Derek Y. Hahm has served as our Vice President, Sales and Brewpubs since November 2016. Mr. Hahm brings more than two decades of experience in the alcoholic beverage industry, serving in key sales and operations management roles, including serving as our Chief of Staff from 2013-2016. Prior to 2013, he held several sales leadership positions, including Vice President, National Sales Operations.

Kenneth C. Kunze has served as our Chief Marketing Officer since November 4, 2013, and was designated as a Vice President effective January 1, 2014. Prior to that, Mr. Kunze served as Chief Marketing Officer for Heineken USA from 1997 to 2008, Principal Consultant for Brand Value Advisors, a brand strategy company, during 2009, and Chief Marketing Officer for Sabra Dipping Co., a Middle-Eastern style food products company, from 2010 to 2013. Mr. Kunze is responsible for the marketing and management of our dynamic portfolio of brands, including Kona Brewing Co., Widmer Brothers Brewing, Redhook Brewing, Omission and Square Mile Cider Company, as well as new brand development. Additionally, he oversaw our Pubs division, which includes five distinctive restaurant and retail locations in cities across the U.S., through the end of 2015. Mr. Kunze is a seasoned marketing executive with more than 25 years of leadership experience in the consumer packaged goods, beer and beverage industries.

J. Scott Mennen has served as our Chief Operating Officer since May 2015, after serving as our Vice President, Brewery Operations since January 1, 2014, and, prior to that, served as our Vice President of Operations beginning May 9, 2013. Mr. Mennen served as Vice President of Operations for Pabst Brewing Company, a beer manufacturer, from 2012 to 2013. Prior to that, he was Global Director of Brewing and Quality for A-B, where he was responsible for brewing and quality operations worldwide, from 2009 to 2012. Mr. Mennen served as General Manager of Newark Brewery from 2008 to 2009, and was its Resident Brewmaster from 2001 to 2008. He has 25 years of extensive experience in all facets of brewery and operations management.

John W. Glick has served as our Vice President, Emerging Business since May 2015 and, prior to that, was our Vice President, Supply Chain and Emerging Business since January 1, 2014. Mr. Glick served as our Vice President of Business Development beginning July 11, 2011 through the end of 2013. Mr. Glick spent five years at A-B as Vice President of Business Development beginning in 2006, where he developed A-B’s adjacent (non-beer) beverage strategy and led import beer planning, shipping and operations. He previously held a number of positions at A-B in business and wholesaler development, where he managed A-B’s equity investments in several wholesalers and craft brewers. Earlier in his career, Mr. Glick was employed in General Motors’

Delco Products component manufacturing division. He has more than 19 years of experience working closely with beer wholesalers to optimize forecasting, inventory planning, purchasing, and production.

There are no family relationships among any of our directors or executive officers.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table lists the annual compensation for the years shown in the table of our named executive officers:

Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compen- sation ($)(5)	All Other Compen- sation ($)(6)	Total ($)
Andrew J. Thomas Chief Executive Officer	2016	$439,006	$120,000	$404,148	$—	$123,698	$—	$1,086,852
	2015	425,192	70,000	237,320	121,099	185,954	—	1,039,565
	2014	394,750	—	257,282	120,006	230,665	—	1,002,703
Joseph K. Vanderstelt(1) Executive Vice President, Chief Financial Officer	2016	265,031	51,235	182,976	—	51,511	16,903	567,656
	2015	177,186	43,838	108,534	55,622	50,041	80,018	515,239
Kenneth C. Kunze Vice President, Chief Marketing Officer	2016	256,050	—	117,842	—	73,957	78,324	526,173
	2015	253,442	20,000	70,910	36,188	71,592	68,911	521,043
	2014	228,000	60,000	73,327	34,202	115,702	83,010	594,241
J. Scott Mennen Vice President, Chief Operating Officer	2016	255,024	—	117,380	—	72,154	8,756	453,314
	2015	237,147	13,860	66,574	33,983	61,099	7,295	419,958
	2014	199,744	70,000	64,328	30,003	92,266	51,053	507,394
John W. Glick Vice President, Emerging Business	2016	255,030	—	117,380	—	54,354	8,635	435,399
	2015	237,147	—	66,574	33,983	70,959	7,848	416,511
	2014	199,452	—	64,328	30,003	73,813	5,591	373,187

(1)	Mr. Vanderstelt began serving as our Chief Financial Officer effective April 27, 2015.

(2)
The amount shown for Mr. Thomas for 2016 includes $50,000 paid in January 2016 as a retention bonus. The balance shown for 2016 and the amount shown for 2015 represents a performance bonus based on achievement of the individual goals assigned to him for the year. The amounts shown for Mr. Vanderstelt for 2016 and 2015 reflect a one-time, $50,000 signing bonus payable in two equal installments, one in each year, in connection with the commencement of his employment, as well as a performance bonus based on achievement of the individual goals assigned to him for 2015 and 2016. The signing bonus is subject to gross-up for payment of applicable taxes. See Note 6 below. Mr. Kunze was paid $20,000 in January 2015 as a lump sum, non-performance-based bonus, which was also subject to gross-up for payment of applicable taxes. Mr. Mennen was paid $13,860 in 2015 as a lump sum, non-performance-based bonus.

(3)
Represents the grant date fair value of PBAs under our 2014 Stock Incentive Plan, which reflects the assessment of probable achievement of performance conditions on the date of grant (83% in 2014 and 2015 and 89% in 2016). The actual value to be received pursuant to these stock awards is dependent on the degree to which company-wide performance goals are met over three-year performance cycles (2.75 years for 2014 and 2.5 years for 2016). The value of the 2016 PBAs at the grant date, assuming the highest level of achievement, was as follows: (i) Mr. Thomas, $460,954; (ii) Mr. Vanderstelt, $208,691; (iii) Mr. Kunze, $134,406; (iv) Mr. Mennen, $133,875; and (v) Mr. Glick, $133,875. 2016 also includes the grant date fair value of RSUs granted in 2016 under our 2014 Stock Incentive Plan. Additional details regarding the terms of the PBAs and

RSUs are set forth in the following two tables. See Notes 2 and 12 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016 (“2016 Form 10-K”) for information on the valuation assumptions and other related information.

(4)
Represents the grant date fair value of option awards under our 2010 and 2014 Stock Incentive Plans. The actual value to be received pursuant to these option awards is dependent on the appreciation in our stock price prior to the expiration of the options. Additional details regarding the terms of the option awards are set forth in the Outstanding Equity Awards table. See Notes 2 and 12 to our audited financial statements included in our 2016 Form 10-K for information on the valuation assumptions and related information.

(5)
The amounts shown reflect the annual cash incentive awards based on performance for the years shown and paid in the first quarter of the following year. Additional details of the awards for 2016 are set forth in the following table.

(6)	Amounts shown in this column for 2016 represent the sum of the amounts attributable to personal benefits and other items of compensation as listed in the following table:

2016	Andrew Thomas	Joseph Vanderstelt	Kenneth Kunze	Scott Mennen	John Glick
Reimbursement of taxes(a)	$—	$13,730	$24,099	$2,694	$2,780
Interim living expenses(b)	—	—	45,000	—	—
Employer matching contributions to 401(k) Plan	—	3,173	9,225	6,062	5,855
Total	$—	$16,903	$78,324	$8,756	$8,635

(a)
For Mr. Vanderstelt, represents a gross-up reimbursement for payment of applicable taxes on certain bonus amounts. See Note 2 above. For Mr. Kunze, represents a gross-up reimbursement for payment of applicable taxes on interim living expenses and a gross-up reimbursement of applicable taxes on excess contributions returned under limits imposed on 401(k) plans. For Messrs. Mennen and Glick, represents a gross-up reimbursement of applicable taxes on excess contributions returned under limits imposed on 401(k) plans.

(b)	Represents an interim living expense allowance for ten months and is subject to gross-up for payment of applicable taxes.

Grants of Plan-Based Awards Table for the Year Ended December 31, 2016

		Estimated potential payouts under non- equity incentive plan awards		Estimated future payouts under equity incentive plan awards
Name	Grant date	Thres-hold ($)(1)	Target ($)(1)	Thres-hold (#)(2)	Target (#)(2)	Maxi-mum (#)(2)	All other stock awards: Number of shares of stock or units (#)(3)	Grant date fair value of stock and option awards ($)(4)
Andrew J. Thomas	5/18/2016	$—	$—	19,981	39,961	59,942	—	$272,441
	5/18/2016	—	—	—	—	—	17,127	131,707
	2/24/2016	140,000	280,000	—	—	—	—	—
Joseph K. Vanderstelt	5/18/2016	—	—	9,046	18,092	27,138	—	123,348
	5/18/2016	—	—	—	—	—	7,754	59,628
	2/24/2016	58,300	116,600	—	—	—	—	—
Kenneth C. Kunze	5/18/2016	—	—	5,826	11,652	17,478	—	79,438
	5/18/2016	—	—	—	—	—	4,994	38,404
	2/24/2016	70,400	140,800	—	—	—	—	—
J. Scott Mennen	5/18/2016	—	—	5,803	11,606	17,409	—	79,130
	5/18/2016	—	—	—	—	—	4,974	38,250
	2/24/2016	70,125	140,250	—	—	—	—	—
John W. Glick	5/18/2016	—	—	5,803	11,606	17,409	—	79,130
	5/18/2016	—	—	—	—	—	4,974	38,250
	2/24/2016	51,000	102,000	—	—	—	—	—

(1)
Represents the potential annual cash incentive bonus amounts payable based on the level of achievement of corporate performance goals, as well as individual performance goals for Messrs. Kunze, Mennen and Glick, as described under “Compensation Discussion and Analysis” above. The target amounts are payable if the overall achievement level is 100%. The threshold amounts are payable if the overall achievement level is 80%. No amounts are payable for achievement below 80% of the target level. For each percentage point that achievement of the goal falls below the target level, the bonus amount attributable to that goal is reduced by 2.5%. For each percentage point that achievement of the goal is above the target level, the bonus amount attributable to that goal is increased by 2.5%. For 2016, no maximum limit on bonus amounts payable was imposed.

(2)
Represents PBAs under the 2014 Stock Incentive Plan that will vest upon the attainment of performance goals over a 2.5 fiscal year performance cycle ending December 31, 2018 as described under “Compensation Discussion and Analysis” above. Upon vesting, the performance shares will be settled in shares of common stock. The performance goals are based on threshold, target and maximum levels of net sales CAGR and EBITDA margin. Payout of shares will be based on a sliding scale from 50% at the threshold to 150% at the maximum. The target amounts will be issuable if the overall achievement level is 100%.

(3)	Reflects RSU awards granted under the 2014 Stock Incentive Plan that vest on March 31, 2019, approximately three years following the grant date.

(4)	See Notes 2 and 12 to our audited financial statements included in our 2016 Form 10-K for information on the valuation assumptions and other related information.

Outstanding Equity Awards at Year End 2016

The following table sets forth the outstanding equity awards held by the named executive officers as of December 31, 2016:

	Option Awards					Stock Awards
Name	Number of sec-urities under-lying unexer-cised options: exercis-able (#)	Number of sec-urities under-lying unexer-cised options: unexer-cisable (#)	Option exercise price ($/Sh)	Option expiration date		Number of units of stock that have not vested (#)		Market value of units of stock that have not vested ($)		Equity incentive plan awards: number of unearned shares that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares that have not vested ($)
Andrew J. Thomas	5,215	—	$9.35	6/1/2021		—		$—		—		$—
	8,888	2,222	7.63	5/14/2022	(1)	—		—		—		—
	7,054	4,703	7.54	5/22/2023	(2)	—		—		—		—
	7,272	10,907	10.70	5/20/2024	(3)	—		—		—		—
	3,845	11,535	13.10	3/13/2025	(4)	—		—		—		—
	—	—	—	—		—		—		21,624	(6)	365,446	(10)
	—	—	—	—		—		—		18,116	(7)	306,160	(10)
	—	—	—	—		—		—		35,428	(8)	598,733	(10)
	—	—	—	—		17,127	(9)	289,446	(10)	—		—
Joseph K. Vanderstelt	1,705	5,115	13.66	4/27/2025	(5)	—		—		—		—
	—	—	—	—		—		—		8,285	(7)	140,017	(10)
	—	—	—	—		—		—		16,040	(8)	271,076	(10)
	—	—	—	—		7,754	(9)	131,043	(10)	—		—
Kenneth C. Kunze	4,200	2,800	15.27	11/4/2023	(11)	—		—		—		—
	2,072	3,109	10.70	5/20/2024	(3)	—		—		—		—
	1,149	3,447	13.10	3/13/2025	(4)	—		—		—		—
	—	—	—	—		—		—		6,163	(6)	104,155	(10)
	—	—	—	—		—		—		5,413	(7)	91,480	(10)
	—	—	—	—		—		—		10,330	(8)	174,577	(10)
	—	—	—	—		4,994	(9)	84,399	(10)	—		—
J. Scott Mennen	2,226	1,484	7.54	5/22/2023	(2)	—		—		—		—
	4,200	2,800	9.41	7/19/2023	(12)	—		—		—		—
	1,818	2,727	10.70	5/20/2024	(3)	—		—		—		—
	1,079	3,237	13.10	3/13/2025	(4)	—		—		—		—
	—	—	—	—		—		—		5,407	(6)	91,378	(10)
	—	—	—	—		—		—		5,082	(7)	85,886	(10)
	—	—	—	—		—		—		10,290	(8)	173,901	(10)
	—	—	—	—		4,974	(9)	84,061	(10)	—		—
John W. Glick	1,370	—	8.46	7/11/2021		—		—		—		—
	4,408	1,102	7.63	5/14/2022	(1)	—		—		—		—
	3,498	2,332	7.54	5/22/2023	(2)	—		—		—		—
	1,818	2,727	10.70	5/20/2024	(3)	—		—		—		—
	1,079	3,237	13.10	3/13/2025	(4)	—		—		—		—
	—	—	—	—		—		—		5,407	(6)	91,378	(10)
	—	—	—	—		—		—		5,082	(7)	85,886	(10)
	—	—	—	—		—		—		10,290	(8)	173,901	(10)
	—	—	—	—		4,974	(9)	84,061	(10)	—		—

(1)	The unvested options vest in one installment on May 14, 2017.

(2)	The unvested options vest in two equal installments on May 22, 2017 and 2018.

(3)	The unvested options vest in three equal installments on May 20, 2017, 2018 and 2019.

(4)	The unvested options vest in three equal installments on March 13, 2017, 2018 and 2019.

(5)	The unvested options vest in three equal installments on April 27, 2017, 2018 and 2019.

(6)
Vesting of this award was contingent upon meeting company-wide performance goals over a three-year period ended December 31, 2016. In February 2017, the Compensation Committee determined that the performance goals were not met and, accordingly, these shares did not vest.

(7)
Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of adjusted EBITDA and net sales for the three fiscal years ending December 31, 2017. The awards earned will range from zero to 125% of the target number of performance shares and will be payable no later than April 30, 2018.

(8)
Vesting of this award is contingent upon meeting company-wide performance goals at the threshold level. The performance goals are tied to target amounts of adjusted EBITDA margin and net sales CAGR for the 2.5 fiscal years ending December 31, 2018. The awards earned will range from 50% at the threshold level to 150% at the maximum level of the target number of performance shares and will be payable no later than April 30, 2019.

(9)	Vesting of the RSUs is contingent on continued employment through March 31, 2019.

(10)	Based on the closing price of our common stock on December 31, 2016 of $16.90 per share.

(11)	The unvested options vest in two equal installments on November 4, 2017 and 2018.

(12)	The unvested options vest in two equal installments on July 19, 2017 and 2018.

All stock options vest in full in the event of an officer's death or disability.

Option Exercises and Stock Vested in Fiscal 2016

The following table provides information for stock option exercises and performance awards vesting for our named executive officers during 2016.

	Option Awards		Performance Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Andrew J. Thomas	—	—	6,453	$53,108
J. Scott Mennen	—	—	2,036	16,756
John W. Glick	—	—	3,200	26,336

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE‑IN‑CONTROL

Other than as described below, we do not have any employment agreements or any other agreements or understandings with any of the named executive officers that provide for supplemental payments after the executive’s employment terminates.

Material Terms of Employment Letter Agreements

We have entered into employment letter agreements as described below:

Employment Letter Agreement with Andrew Thomas
Our employment letter agreement with Mr. Thomas was amended and restated effective July 1, 2016. Under the agreement, we have agreed to employ Mr. Thomas as our Chief Executive Officer for a period ending June 30, 2019. Mr. Thomas is entitled to a retention bonus as follows: (a) $50,000 paid in January 2016, subject to repayment (clawback) if he breaches the agreement or does not remain employed as CEO through December 31, 2018; and (b) $50,000 if he remains employed as CEO through December 31, 2018. The effectiveness of the Employee Noncompetition and Nonsolicitation Agreement, dated November 20, 2013, between us and Mr. Thomas was also extended until 12 months following the termination of Mr. Thomas's employment with us for any reason.

Employment Letter Agreement with Joseph Vanderstelt
Effective April 27, 2015, we entered into an employment letter agreement and a separate Employee Confidentiality/Proprietary Information and Noncompetition Agreement (the "Vanderstelt Noncompete Agreement") with Mr. Vanderstelt. Mr. Vanderstelt received a signing bonus as follows: (a) $25,000 paid in July 2015; and (b) $25,000 paid in April 2016. Pursuant to the Vanderstelt Noncompete Agreement, Mr. Vanderstelt is prohibited from accepting employment with a competitor (other than a manufacturer of beer or malt beverage products producing more than 1,000,000 barrels per year) for a period of 6 months following his voluntary termination of employment or our termination of his employment for cause.

Severance Agreements with Named Executive Officers
During 2016, we entered into revised severance arrangements with each of our executive officers. The severance arrangements will apply following termination of the officer’s employment either by us, for any reason (except for "cause"), or by the officer for “good reason.”
In the absence of a change in control, each executive officer will receive 12 monthly payments equal to the officer’s monthly base salary rate then in effect, plus a cash payment equal to the amount of health insurance premiums under COBRA for 12 months.
If an executive officer’s employment is terminated within 12 months after a change in control occurs, the officer will receive a single cash payment within 45 days following termination equal to 18 months of base salary (24 months for our CEO), plus the officer’s target annual cash bonus amount, plus an amount equal to the sum of COBRA health insurance premiums for 18 months (24 months for our CEO). A change in control will be deemed to occur upon the acquisition by a person or group of more than 50% of our outstanding stock, replacement of a majority of the directors during a 12-month period (unless endorsed by a majority of the existing directors), or acquisition by a person or group of assets representing at least 75% of the total gross fair market value of our assets.
“Cause” is defined as engaging in conduct which has substantially and adversely impaired our interests, or would be likely to do so if the officer were to remain employed by us; engaging in fraud, dishonesty or self-dealing relating to, or arising out of, the officer’s employment; violating any criminal law relating to the officer’s employment or to us; engaging in conduct which constitutes a material violation of a significant company policy or our Code of Conduct and Ethics; or repeatedly refusing to obey lawful directions of the Board or our CEO. For our CEO, “cause” also includes failing to maintain a residence within 50 miles of our principal office.
“Good reason” is defined as the occurrence of one or more of the following events without the officer’s consent: (i) a material reduction in authority, duties, or responsibilities as defined; or (ii) a material reduction in the authority, duties, or responsibilities of the person or persons to whom the officer reports. “Good reason” may also include relocation of the officer’s workplace by more than a specified distance.
An officer, other than those residing in California, will forfeit any unpaid severance payments if the officer becomes employed by a brewing company or other business competing with our business relating to alcoholic beverages.

Each of our executive officers will be required to sign a general release of all claims against us as a condition to receiving severance benefits.

The following table quantifies, for each executive officer named below, the estimated potential cash severance benefits and the continuation of health benefits that would be provided if the officer's employment had been terminated as of December 31, 2016 in the absence of a change in control:

Name	Cash severance based on salary	Continuation of health benefits(1)	Total severance benefits
Andrew J. Thomas	$439,000	$13,491	$452,491
Joseph Vanderstelt	265,000	13,491	278,491
Kenneth C. Kunze	256,000	18,257	274,257
J. Scott Mennen	255,000	13,491	268,491
John W. Glick	255,000	10,807	265,807

(1)	Based on COBRA premium rates in effect as of January 1, 2017.

The following table quantifies, for each executive officer named below, the estimated potential cash severance benefits and the continuation of health benefits that would be provided if the officer's employment had been terminated as of December 31, 2016 following a change in control:

Name	Cash severance based on salary	Cash severance equal to target annual cash bonus	Continuation of health benefits(1)	Total severance benefits
Andrew J. Thomas	$878,000	$350,000	$26,982	$1,254,982
Joesph Vanderstelt	397,500	145,750	20,236	563,486
Kenneth C. Kunze	384,000	140,800	27,385	552,185
J. Scott Mennen	382,500	140,250	20,236	542,986
John W. Glick	382,500	102,000	16,210	500,710

(1)	Based on COBRA premium rates in effect as of January 1, 2017.

Other Benefits
Our employment letter agreements with our executive officers provide for participation in all of our employee benefit programs for which the executive officer is eligible, including our 401(k) plan. Under the 401(k) plan, the executive officer’s contributions may be made on a before-tax basis, subject to IRS limits. For 2016, we matched contributions to the 401(k) plan on a 50% basis up to 6% of eligible compensation. Our matching contributions to the plan vest ratably over five years of service by the executive officer. Eligibility for the matching contribution begins after the executive officer has been employed a minimum of three months.

TRANSACTIONS WITH RELATED PERSONS

Statement of Policy Regarding Transactions with Related Persons

We have adopted a policy of not engaging in business transactions with our officers, directors, nominees for director, beneficial owners of more than 5% of our common stock and immediate family members or affiliates of the foregoing (each a “Related Person”) except upon terms that are fair and reasonable as determined in good faith by our Audit Committee. Nevertheless, we recognize that there may be situations where such transactions with a Related Person may be in, or may not be inconsistent with, the best interests of our shareholders. Therefore, we have adopted a Statement of Policy with respect to such related person transactions that guides the review and approval or ratification of these transactions.

Under the Statement of Policy, a “related person transaction” is a transaction between us and any Related Person, other than transactions available to all employees generally and transactions involving less than $10,000 when aggregated with all similar transactions. The Audit Committee has been tasked with the review and approval of all related person transactions. The Audit Committee considers all relevant facts and circumstances available in making its determination as to a related person transaction, including (if applicable), but not limited to: the benefits to us; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity which is owned or controlled in substantial part by a director; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available to unrelated third parties or to employees generally. A copy of our Statement of Policy with respect to related person transactions is available on our website at www.craftbrew.com (select - Investors - Governance - Highlights).

Certain Transactions with Related Persons

Employment and Separation Agreements with Kurt Widmer
Kurt Widmer is a significant shareholder and founder along with his brother, Robert Widmer. We entered into an employment agreement effective July 1, 2010 with Kurt Widmer, pursuant to which Mr. Widmer served as Chairman of the Board until his retirement effective December 31, 2015.

Mr. Widmer’s employment terminated January 8, 2016. In February 2016, we entered into a separation agreement with Mr. Widmer pursuant to which he will be paid severance totaling $193,200 in three equal annual installments in April of each of 2016, 2017 and 2018. Mr. Widmer’s entitlement to severance payments will cease if he becomes employed by, or associated with, one of our competitors or otherwise breaches the separation agreement.

Employment Agreement with Rob Widmer
We entered into an employment agreement effective July 1, 2010, with Rob Widmer, an employee and the brother of Kurt Widmer, under which his employment in the position of Vice President of Corporate Quality Assurance and Industry Relations was continued. Rob Widmer received $226,981 as cash compensation for his services during 2016. Rob Widmer is entitled to participate in all of our employee benefit programs for which he is eligible, including any long-term incentive plans developed by the Compensation Committee.

In connection with Mr. Widmer’s employment agreement, severance benefits become payable in the event his employment is terminated by us for any reason other than “for cause” or if he tenders his resignation for “good reason.” The amount of the severance benefit would be equal to 12 months at his current rate of base salary, generally payable to Mr. Widmer in accordance with the normal payroll schedule commencing on the day following termination and extending for a period of 12 months, together with health benefits.

Any remaining severance benefits payable to Mr. Widmer will terminate if he accepts employment or associates with a brewing or other company that we determine is a competitor of ours or the alcoholic beverage business of A-B as of the effective date of such employment or association.

Assuming that Rob Widmer was terminated effective December 31, 2016, and qualified for severance benefits, we would have owed him $225,324 of cash compensation and health benefits with a value of $13,491.

Transactions with Anheuser-Busch, LLC (“A-B”), Ambev and Anheuser-Busch Worldwide Investments, LLC (“ABWI”)
Transactions with A-B, Ambev and ABWI consisted of the following (in thousands):

Year Ended December 31, 2016
Gross sales to A-B and Ambev	$168,929
International distribution fee earned from ABWI	1,216
Margin fee paid to A-B, classified as a reduction of Sales	2,420
Inventory management and other fees paid to A-B, classified in Cost of sales	377
Media reimbursement from A-B, classified as a reduction of Selling, general and administrative expenses	750

Amounts due to or from A-B and ABWI were as follows (in thousands):

December 31, 2016
Amounts due from A-B related to beer sales pursuant to the A-B distributor agreement	$12,246
Amounts due from ABWI and A-B related to international distribution fee and media reimbursement	3,750
Refundable deposits due to A-B	(2,162)
Amounts due to A-B for services rendered	(1,782)
Net amount due from A-B and ABWI	$12,052

See Note 17 to our audited financial statements included in our 2016 Form 10-K for additional information regarding our contractual arrangements with A-B, Ambev and ABWI.

Lease Arrangements
As a result of the merger with WBBC, we assumed several lease contracts with lessors whose members include Related Persons. We lease our headquarters office and restaurant space located in Portland, Oregon from Smithson & McKay LLC, whose members include Kurt Widmer, Rob Widmer and Kristen Maier-Lenz, their sister. The lease expires in 2034, with an extension, at our option, for two 10-year periods. We are responsible for taxes, insurance and maintenance associated with these leases. We paid lease rentals to Smithson & McKay LLC totaling $70,000 for the year ended December 31, 2016. Rental payments under the lease are adjusted each year to reflect changes in the consumer price index (“CPI”). The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period. We hold a right to purchase these facilities at the greater of $2.0 million or the appraised value of the property. The right to purchase is not valid in the final year of the lease term or in each of the final years of the renewal terms, as applicable.

We also lease our storage facilities and land located in Portland, Oregon, and certain equipment from Widmer Brothers LLC, whose members include Kurt and Rob Widmer. The leases expire in 2017 with extensions, at our option, for two five-year periods. We are responsible for taxes, insurance and maintenance associated with these leases. We paid lease rentals to Widmer Brothers LLC totaling $50,000 for the year ended December 31, 2016. Rental payments under the leases are adjusted each year to reflect increases in the CPI. The lease payments during an extension period, if applicable, will be established at fair market levels at the beginning of each period.

We hold lease and sublease obligations for certain office space and the land underlying the brewery and pub location in Kona, Hawaii, with Manini Holdings, LLC, one of whose members is W. Cameron Healy, who beneficially owns 7.3% of our outstanding common stock, and a former nonexecutive officer whose employment ended in 2015. The sublease contracts expire on various dates through 2020, with an extension, at our option, for two five-year periods. The rent during an extension period, if applicable, will be established at fair market levels at the beginning of each period. Lease payments to the lessor totaled $554,000 for the year ended December 31, 2016. We are responsible for taxes, insurance and maintenance on the leased property.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Eight directors will be elected at the Annual Meeting of Shareholders, to serve until the next Annual Meeting of Shareholders and until their successors are elected and qualified. As discussed under “Board of Directors” above, under our Amended and Restated Bylaws, there are 8 positions on the Board. The following 8 individuals have been nominated by the Board of Directors for election at the Annual Meeting of Shareholders: Timothy P. Boyle, Marc J. Cramer, Paul D. Davis, Kevin R. Kelly, David R. Lord, Nickolas A. Mills, Michael R. Taylor, and Jacqueline S. Woodward. All of the nominees are currently directors, except Ms. Woodward. The accompanying proxy will be voted for these nominees, except where authority to vote is withheld. The proxies cannot be voted for more than 8 nominees. Shares held through a broker will only be voted in the election of the directors if the shareholder provides specific voting instructions to the broker. Should any nominee be unable to serve, the persons named in the proxy may vote for any substitute designated by the Board. See “Who is entitled to vote?” on page 1 for an explanation of the cumulative voting provisions applicable to the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION
OF THE NOMINEES NAMED IN PROPOSAL NO. 1.

PROPOSAL NO. 2 — RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of Moss Adams LLP (“Moss Adams”), independent registered public accountants, to audit our financial statements for the year ending December 31, 2017.

At the Annual Meeting of Shareholders, the shareholders are being asked to ratify the selection of Moss Adams as our independent registered public accounting firm for the year ending December 31, 2017. Representatives of Moss Adams will be present at the Annual Meeting of Shareholders and they will have an opportunity to make statements and will be available to respond to appropriate questions from shareholders.

If the votes in favor of the proposal do not exceed the votes against the proposal, the Audit Committee will reconsider the selection.

Fees Paid to the Independent Registered Public Accounting Firm

The following table presents fees billed, or to be billed, by Moss Adams for professional services rendered with respect to the years ended December 31, 2016 and 2015. All of these services were approved by the Audit Committee:

	2016	2015
Audit Fees(1)	$326,000	$296,000
Audit Related Fees(2)	—	9,020
Tax Fees(3)	48,500	—
All Other Fees	—	—
	$374,500	$305,020

(1)
Audit fees generally include the audit of our annual financial statements, the review and certification of our compliance with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002, reviews of the financial statements included in our Quarterly Reports on Form 10-Q and review of our periodic reports filed with the SEC.

(2)	Audit related fees relate to incidental costs incurred during the audit and reviews.

(3)	Tax fees consist of fees billed for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

Auditor Independence

In 2016, there were no other professional services provided by Moss Adams that would have required the Audit Committee to consider their compatibility with maintaining the independence of Moss Adams.

Audit Committee Policy on Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing and overseeing the work of our independent registered public accounting firm. The Audit Committee has established the following procedures for the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

Before engagement of the independent registered public accounting firm for the next year’s audit, the independent registered public accounting firm will submit a detailed description of services expected to be rendered during that year for each of the following categories of services to the Audit Committee for approval:

•
Audit services. Audit services include work performed for the audit of our financial statements and the review of financial statements included in our quarterly reports, as well as work that is normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.

•
Audit related services. Audit related services are for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not covered above under “audit services.”

•	Tax services. Tax services include all services performed by the independent registered public accounting firm’s tax personnel for tax compliance, tax advice and tax planning.

•	Other services. Other services are those services not described in the other categories.

Before engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted and the Audit Committee requires the independent registered public accounting firm to report actual fees versus budgeted fees periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, the services must be pre-approved by the Audit Committee before the independent registered public accounting firm is engaged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION
OF THE SELECTION OF MOSS ADAMS LLP.

PROPOSAL NO. 3 — NON-BINDING ADVISORY VOTE TO APPROVE
NAMED EXECUTIVE OFFICER COMPENSATION

Under regulations adopted by the SEC, shareholders must be given the opportunity to provide an advisory vote regarding the compensation of our named executive officers. This advisory vote, while not binding on the Board or Compensation Committee, provides a means by which shareholders may confirm and approve the overall compensation package of the named executive officers. The vote is a vote to approve or disapprove the overall compensation package of the named executive officers, and does not provide for a vote on any one specific element of the compensation package or on the compensation received by any one person. Although not binding, the results of the vote will be taken into consideration when the Compensation Committee reviews the named executive officer compensation package in the future. We conduct this advisory say-on-pay vote at each annual meeting of shareholders.

Our executive compensation programs are designed to align the interests of our executive management team with those of our shareholders, provide competitive compensation to attract and retain experienced executive talent, and reward achievement of our strategic goals and objectives, both short-term and long-term, while providing a meaningful portion of total compensation that is dependent on our overall financial performance, both short-term and long-term. In considering how to vote, we encourage you to carefully review the Compensation Discussion and Analysis section and related executive compensation tables, which outline the total compensation package and our compensation practices relative to our performance. We believe the compensation program for our named executive officers is appropriate for the following reasons:

•	our executive compensation program is weighted more toward incentive compensation than fixed elements such as salary; and

•
a significant portion of executive compensation is in the form of equity grants, with 70% in performance shares with a three-year performance cycle, and 30% in restricted stock units that vest in full approximately three years following the date of grant, as long as the officer continues to be employed by us, thus aligning the interests of our senior management with the long-term interests of our shareholders.

Accordingly, we are asking shareholders to approve the following non-binding advisory resolution:

“Resolved that, the compensation paid to our named executive officers as disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative discussion included in the Proxy Statement for our 2017 Annual Meeting of Shareholders is approved.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF
THE ADVISORY RESOLUTION ON NAMED EXECUTIVE OFFICER COMPENSATION.

OTHER MATTERS

We know of no other matters that are likely to be brought before the meeting. If, however, other matters that are not now known come before the meeting, the persons named in the enclosed proxy or their substitutes will vote such proxy in accordance with their discretion.

SHAREHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

An eligible shareholder who desires to have a qualified proposal considered for inclusion in the Proxy Statement prepared in connection with our 2018 Annual Meeting of Shareholders must deliver a copy of the proposal to the Secretary of Craft Brew Alliance, Inc. at our principal executive offices, no later than December 14, 2017.

Proposals of shareholders that are not eligible for inclusion in the Proxy Statement and proxy for our 2018 Annual Meeting of Shareholders, or that concern one or more nominations for election as Directors at the meeting, must comply with the procedures, including minimum notice provisions, contained in our Amended and Restated Bylaws. Notice must be received by the Secretary of Craft Brew Alliance, Inc. by December 14, 2017. A copy of the pertinent provisions of the Bylaws is available upon request to Investor Relations, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227.

SOLICITATION OF PROXIES

We will bear the expense of preparing, printing and distributing proxy materials to our shareholders. In addition to solicitations by mail, there may be incidental personal solicitation at nominal cost by directors, officers, employees or our agents. We will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in forwarding proxy materials to beneficial owners of our common stock for which they are record holders.

2016 ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K

A copy of our 2016 Annual Report, which includes our Annual Report on Form 10-K for the year ended December 31, 2016, as filed with the SEC, is being mailed with this Proxy Statement to each shareholder of record. Shareholders not receiving a copy may obtain one without charge by mailing a request to Investor Relations, Craft Brew Alliance, Inc., 929 N. Russell Street, Portland, Oregon 97227. The 2016 Annual Report is also available at the web address shown on the Notice of Annual Meeting of Shareholders.

IT IS IMPORTANT THAT PROXIES ARE RETURNED PROMPTLY AND THAT YOUR SHARES ARE REPRESENTED. SHAREHOLDERS ARE URGED TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE.

CRAFT BREW ALLIANCE, INC.

/s/ David R. Lord
David R. Lord
Chairman of the Board

April 13, 2017
Portland, Oregon

CRAFT BREW ALLIANCE

IMPORTANT ANNUAL MEETING INFORMATION

000004

ENDORSEMENT_LINE_____________ SACKPACK____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on May 16, 2017.

Vote by Internet

- Go to **www.investorvote.com/BREW**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees named below and FOR the following Proposals.

1. **ELECTION OF DIRECTORS** ☐ **FOR ALL** ☐ **WITHHOLD authority to vote for all nominees named below** ☐ **WITHHOLD authority to vote for nominees indicated below** +

Nominees:

01 - Timothy P. Boyle ________	02 - Marc J. Cramer ________	03 - Paul D. Davis ________
04 - Kevin R. Kelly ________	05 - David R. Lord ________	06 - Nickolas A. Mills ________
07 - Michael R. Taylor ________	08 - Jacqueline S. Woodward ________	

To WITHHOLD AUTHORITY for any individual nominee, strike a line through the nominee's name in the list above. If you wish to cumulate your votes for any individual nominee(s), write your instruction as to the number of votes cast for each in the space provided next to each nominee's name above. The total votes cast must not exceed eight times the number of shares that you own. If you wish to cumulate your votes, you must mail your proxy card, rather than voting by telephone or the Internet.

	For	Against	Abstain
2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.	☐	☐	☐
3. ADVISORY VOTE ON APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION.	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as officer, partner, attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

C 1234567890 J N T

1 U P X 3 2 3 9 0 3 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02KU8B

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CB[a] CRAFT BREW ALLIANCE

Proxy — CRAFT BREW ALLIANCE, INC.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, having received the Notice of Annual Meeting of Shareholders of Craft Brew Alliance, Inc. ("CBAI"), and the related proxy statement dated April 13, 2017, hereby appoints Andrew J. Thomas and Joseph K. Vanderstelt, and each of them, proxies for the undersigned, with full power of substitution, and authorizes them to vote all shares of common stock of CBAI that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of CBAI to be held on May 17, 2017, at 1:00 p.m., local time, at CBAI's Portland, Oregon Widmer Brothers Banquet Room at 947 N. Russell Street, Portland, OR 97227, and at any and all postponements, continuations and adjournments thereof, such proxies being instructed to vote upon and in respect of the following matters and in accordance with the following instructions, and to vote in their discretion on any other matters presented at the meeting or any postponements, continuations or adjournments thereof.

The Board of Directors recommends a vote FOR all of the nominees and FOR the Proposals listed on the reverse side.

If specific instructions are indicated on the reverse, this proxy, when properly executed, will be voted in accordance with those instructions.
If specific instructions are not indicated on the reverse, this proxy will be voted:

- **FOR the election as directors of all nominees named on the reverse side.**
- **FOR the ratification of the appointment of Moss Adams LLP as CBAI's independent registered public accounting firm for the fiscal year ending December 31, 2017.**
- **FOR the advisory resolution approving named executive officer compensation.**

Please vote by internet or telephone or date, sign and mail your proxy card in the envelope provided as soon as possible.

(Continued and to be marked, dated and signed, on the other side)